CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE

                                                                            YEARS ENDED SEPTEMBER 30,
                                                        --------------------------------------------------------
                                                             1999                1998                1997
                                                        ----------------    ----------------    ----------------
Net income (loss)                                           $ 6,489,000         $ 1,102,000        $ (3,093,000)

Interest on convertible subordinated notes, net of
  income taxes                                                  424,000                   -                   -
                                                        ----------------    ----------------    ----------------
Net income (loss) for diluted earnings
  per share                                                 $ 6,913,000         $ 1,102,000        $ (3,093,000)
                                                        ================    ================    ================
Weighted average number of common shares
  outstanding during the year                                 7,252,000           7,128,000           7,071,000

Weighted average of shares
repurchased during the year                                    (197,000)                  -                   -

Shares issuable upon conversion of convertible
  subordinated notes                                          1,138,000                   -                   -

Common equivalent shares determined
  using the "Treasury Stock" method
  representing shares issuable upon exercise
  of stock options and warrants and shares
  issuable under contractual agreements                         495,000             349,000                   -
                                                        ----------------    ----------------    ----------------
Weighted average number of shares
  used in calculation of diluted earnings
  per share                                                   8,688,000           7,477,000           7,071,000
                                                        ================    ================    ================
Diluted earnings (loss) per share                                $ 0.80              $ 0.15             $ (0.44)
                                                        ================    ================    ================

NOTE

Subordinated notes convertible into 1,040,000 common shares were not included for the years ended September 30, 1998 and 1997 because their effect was anti-dilutive.